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                                                                    EXHIBIT 99.2


[MARTIN MARIETTA MATERIALS letterhead]

                                                                    NEWS RELEASE
P.O. Box 30013
Raleigh, North Carolina 27622
Telephone: (919) 781-4550



FOR IMMEDIATE RELEASE               Contact: Janice K. Henry
                                             Senior Vice President, Chief
                                             Financial Officer and Treasurer
                                             (919) 783-4658
                                             http:\\www.martinmarietta.com


            MARTIN MARIETTA MATERIALS, INC. COMPLETES ACQUISITION OF
                         REDLAND STONE PRODUCTS COMPANY

RALEIGH, North Carolina (December 7, 1998) - Martin Marietta Materials, Inc. (NYSE:MLM) today announced that it has completed the purchase of all the common stock of Redland Stone Products Company from an affiliate of Lafarge SA for $272 million in cash. The purchase price is subject to certain post-closing adjustments related to working capital plus approximately $8 million in certain other assumed liabilities and transaction costs. The Corporation did not assume any longterm debt in the transaction.

               Redland Stone is the leading producer of aggregates and asphaltic concrete in the state of Texas, with mineral reserves that exceed 1 billion tons. Redland Stone serves the San Antonio, Houston and South Texas areas. The company will be operated as the Southwest Division of Martin Marietta Materials, with its headquarters remaining in San Antonio. Redland Stone is expected to produce approximately 14 million tons of aggregates and 3 million tons of asphaltic concrete during 1998, which is expected to generate $140 million in revenue.

               Commenting on the transaction, Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials, stated, "The purchase of Redland Stone is a major component of our expansion into the western United States. This acquisition provides a strong platform for continued growth in Texas and the surrounding region. When coupled with our recent investment in Meridian Aggregates, which provides the opportunity to purchase the remaining interest in that

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MLM Completes Acquisition of Redland
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December 7, 1998
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company within five years, Martin Marietta Materials has become a leading aggregates producer in both the southwest and western half of the United States.

               "Texas is scheduled to receive a 61 percent increase in transportation funding from the new Transportation Equity Act of the 21st Century (TEA-21). This should generate strong demand for materials used in highway and bridge construction for the foreseeable future. When coupled with the above-average population growth expected for Texas, we believe the market for aggregates and asphaltic concrete should experience strong growth.

               "Redland Stone's position as the leading producer of aggregates and asphaltic concrete in both Houston and San Antonio, along with Meridian's growing presence in Dallas and Northeast Texas, enables Materials to take advantage of the growth expected in the state."

               Martin Marietta Materials, Inc., is in the process of completing the private placement of $200,000,000 in 5-7/8% Notes due December 2008. The proceeds of this offering will be applied to repay a portion of the commercial paper that was used to finance the acquisition. The Notes are being issued in an exempt transaction under the Securities Act of 1933 and may not be offered or resold in the United States absent registration or applicable exemption.

               Martin Marietta Materials is the nation's second largest producer of construction aggregates and a leading producer of magnesia-based chemical and refractory products used in a wide variety of industries.


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Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies - including political, economic, regulatory, climatic, competitive, and technological - any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in the Corporation's filings with the Securities and Exchange Commission.
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